Exhibit (n)(1)(h)

Exhibit 3

MANNING & NAPIER FUND, INC.

CERTIFICATE OF CLASS DESIGNATION

Class K

1.	Class-Specific Distribution Arrangements, Other Expenses

Class K Shares are sold without a load or sales charge, but are subject to a Rule 12b-1 distribution and shareholder service fee. The Company has adopted a distribution and shareholder service plan with respect to the Class K Shares of the Funds. The plan has been adopted in accordance with the requirements of Rule 12b-1 and is administered accordingly. Under the terms of the Rule 12b-1 plan, the Company is permitted to compensate, out of the Class K assets of a Fund, in an amount up to 0.25% on an annual basis of the average daily net assets of the Class K, the Fund’s principal underwriter and/or financial intermediaries that provide services in connection with the distribution of Class K Shares of the Fund and service organizations (as defined in the plan) that provide shareholder services to their customers who are Class K shareholders of the Fund, as described in the prospectus.

2.	Eligibility of Purchasers

Class K Shares are available to employee benefit plans, such as defined benefit plans, defined contribution plans, 401(k) plans, individual and institutional investors, and to financial intermediaries (such as broker-dealers, investment advisors or other financial institutions) that provide certain services to the Fund, and require a minimum initial investment, each as described in the prospectus.

3.	Voting Rights

Each Class K shareholder will have one vote for each full Class K Share held and a fractional vote for each fractional Class K Share held. Class K shareholders will have: (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to the Class K Shares (such as a distribution plan or service agreement relating to the Class K Shares); (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the Class K shareholders differ from the interests of holders of any other Class; and (iii) in all other respects the same rights and obligations as any other Class.

4.	Exchange Privileges

Upon request, shareholders may exchange Class K Shares of a Fund for shares of the same Class or another Class of the Funds, provided such shareholder meets the eligibility requirements of the Class and Fund into which such shareholder seeks to have his/her/its shares exchanged.

5.	Conversion Features

In the event that a shareholder no longer meets the eligibility requirements for investment in Class K Shares, the Company may in its discretion elect to convert such shareholder’s Class K Shares into a Class of shares for which such shareholder does meet the eligibility requirements. If such investor meets the eligibility requirements for more than one other Class, then such shareholder’s Class K Shares shall be convertible into shares of the Class having the lowest total operating expenses for which such shareholder meets the eligibility requirements.

6.	Limitation on Conversion and Exchange Rights

Notwithstanding any other provision of this Certificate of Class Designation, conversion rights and exchange rights may not be available with respect to shares purchased through a financial intermediary who (i) has made arrangements with the Company or the principal underwriter for a Fund to make available for investment only certain Classes of shares or shares of certain Funds, or (ii) has made arrangements with a shareholder to purchase a specific Class or Classes of shares on behalf of such shareholder.

Exhibit 5

MANNING & NAPIER FUND, INC.

CERTIFICATE OF CLASS DESIGNATION

Class C

1.	Class-Specific Distribution Arrangements, Other Expenses

Class C Shares are sold without a load or sales charge, but are subject to a Rule 12b-1 distribution and shareholder service fee. The Company has adopted a distribution and shareholder service plan with respect to the Class C Shares of the Funds. The plan has been adopted in accordance with the requirements of Rule 12b-1 and is administered accordingly. Under the terms of the Rule 12b-1 plan, the Company is permitted to compensate, out of the Class C assets of a Fund, in an amount up to 1.00% on an annual basis of the average daily net assets of Class C, the Fund’s principal underwriter and/or financial intermediaries that provide services in connection with the distribution of Class C Shares of the Fund and service organizations (as defined in the plan) that provide shareholder services to their customers who are Class C shareholders of the Fund, as described in the prospectus.

2.	Eligibility of Purchasers

Class C Shares are available to clients of financial intermediaries (such as broker-dealers or investment advisors) that provide certain services to the Fund, and require a minimum initial investment, each as described in the prospectus.

3.	Voting Rights

Each Class C shareholder will have one vote for each full Class C Share held and a fractional vote for each fractional Class C Share held. Class C shareholders will have: (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to the Class C Shares (such as a distribution plan or service agreement relating to the Class C Shares); (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the Class C shareholders differ from the interests of holders of any other Class; and (iii) in all other respects the same rights and obligations as any other Class.

4.	Exchange Privileges

Upon request, shareholders may exchange Class C Shares of a Fund for shares of the same Class or another Class of the Funds, provided such shareholder meets the eligibility requirements of the Class and Fund into which such shareholder seeks to have his/her/its shares exchanged.

5.	Conversion Features

In the event that a shareholder no longer meets the eligibility requirements for investment in Class C Shares, the Company may in its discretion elect to convert such shareholder’s Class C Shares into a Class of shares for which such shareholder does meet the eligibility requirements. If such investor meets the eligibility requirements for more than one other Class, then such shareholder’s Class C Shares shall be convertible into shares of the Class having the lowest total operating expenses for which such shareholder meets the eligibility requirements.

6.	Limitation on Conversion and Exchange Rights

Notwithstanding any other provision of this Certificate of Class Designation, conversion rights and exchange rights may not be available with respect to shares purchased through a financial intermediary who (i) has made arrangements with the Company or the principal underwriter for a Fund to make available for investment only certain Classes of shares or shares of certain Funds, or (ii) has made arrangements with a shareholder to purchase a specific Class or Classes of shares on behalf of such shareholder.